Exhibit 99.1

KOFAX LIMITED

2014 EMPLOYEE STOCK PURCHASE

PLAN

(AS ADOPTED EFFECTIVE NOVEMBER 10, 2014)

KOFAX LIMITED

2014 EMPLOYEE STOCK PURCHASE

PLAN

SECTION 1. PURPOSE OF THE PLAN.

The Plan was adopted by the Board on September 1, 2014 and was adopted by the Company’s shareholders on November 10, 2014 and shall be effective as of such date (the “Effective Date”). The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions or, as further described in the Plan, contributions by other means. The Plan is composed of two components: a 423 Component and a Non-423 Component. The 423 Component is intended to qualify under Section 423 of the Code (but no undertaking or representation to maintain such qualification is made). Accordingly, the provisions of the 423 Component will be construed in a manner consistent with the requirements of Section 423 of the Code. The Plan also authorizes participation in the Plan under the Non-423 Component under terms that do not meet the requirements of Section 423 of the Code. Except as otherwise provided in the Plan or determined by the Board and/or the Committee, the Non-423 Component shall be operated and administered in the same manner as the 423 Component. The Company shall be permitted to grant rights to purchase Stock under separate offerings not having identical terms (provided that such terms are not inconsistent with the terms of the Plan and, with respect to an offering under the 423 Component, the requirements of Section 423 of the Code), and offerings may run concurrently (in whole or in part) with each other. Each offering under the Non-423 Component shall be separate and distinct from (and shall not be included in or be part of) any offering under the 423 Component, and each offering to a Participating Company shall be treated as an offering that is separate from any other offering made to another Participating Company, in each case, even if such offerings are running concurrently (in whole or in part) and/or have common terms and conditions.

SECTION 2. DEFINITIONS.

(a) “423 Component” means the part of the Plan, excluding the Non-423 Component, under which the right to purchase Stock may be granted in a manner that is intended to satisfy the requirements of Section 423 of the Code.

(b) “Affiliate” means any branch or representative office or other disregarded entity of the Company or a Subsidiary, as determined by the Committee, whether now or hereafter existing.

(c) “Board” means the Board of Directors of the Company, as constituted from time to time.

(d) “Change in Control” shall have the meaning set forth in the Company’s most recently adopted omnibus equity incentive plan, as in effect from time to time, provided that until the Kofax Limited 2012 Equity Incentive Plan is replaced with a successor plan that includes a definition of Change in Control, it shall mean an event described in Sections 5.1, 5.3 or 5.4 of the Kofax Limited 2012 Equity Incentive Plan.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f) “Committee” means the duly constituted committee appointed by the Board to administer the Plan, as described in Section 3. If no such committee is appointed, the Remuneration Committee of the Board shall be the Committee.

(g) “Company” means Kofax Limited., an exempted company with limited liability incorporated in Bermuda with registered number 45528, or any successor company or corporation.

(h) “Compensation” means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under Sections 401(k) or 125 of the Code or under any similar arrangements available under laws outside the United States. “Compensation” shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to equity-based awards or the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

(i) “Eligible Employee” means any individual who is treated as an employee in the records of a Participating Company and who meets the following requirements:

(i) he or she has been an employee of a Participating Company for not less than six consecutive months; provided that if excluding an employee on the basis of this clause (i) is not permissible under the laws of a jurisdiction other than the United States in which such employee resides, such requirement shall not apply to such employee with respect to an offering under the Non-423 Component; and

(ii) he or she does not own 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary of the Company (for purposes of this provision, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee of a Participating Company).

The foregoing notwithstanding, an individual who is a citizen or resident of a jurisdiction other than the United States (even if he or she is also a citizen of the United States or a resident alien) shall not be considered an Eligible Employee if, as determined in the sole discretion of the Committee, (i) his or her participation in the Plan is prohibited by the laws or regulations of any country which has jurisdiction over him or her or (ii) compliance with the laws and regulations of the foreign country that has jurisdiction over him or her would cause the Plan or an offering under the 423 Component to violate Section 423 of the Code. For the avoidance of doubt, participation in the Plan for an Offering Period will not be offered to individuals who are employed by the Company, a Parent or a Subsidiary unless such entity has been designated as a Participating Company for such Offering Period, and then only if such individuals are Eligible Employees.

(j) “Fair Market Value” means, on any given date (i) if the Stock is listed on any established U.S. stock exchange or a U.S. national market system, including without limitation the NASDAQ Global Market, the NASDAQ Global Select Market or the NASDAQ Capital Market, the closing sales price for such Stock (or, if no closing sales price was reported on that date, as applicable, on the last trading date such closing sales price was reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (ii) if (i) does not apply, then if the Stock is regularly quoted by a recognized U.S. securities dealer but selling prices are not reported, the mean between the high bid and low asked prices for the Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported); or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 423 of the Code.

(k) “Non-423 Component” means the part of the Plan, excluding the 423 Component, under which the right to purchase Stock may be granted in a manner that is not intended to satisfy the requirements of Section 423 of the Code.

(l) “Offering Period” means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

(m) “Parent” has the meaning given to such term under U.S. Treasury Regulation 1.424-1(f).

(n) “Participant” means an Eligible Employee who elects to participate in the Plan, as provided in Section 4(b).

(o) “Participating 423 Company” means any of the following that is designated by the Committee as participating in the 423 Component: (i) the Company, (ii) any present or future Parent or (iii) any present or future Subsidiary.

(p) “Participating Company” means each Participating 423 Company and Participating Non-423 Company.

(q) “Participating Non-423 Company” means any of the following that is designated by the Committee as participating in the Non-423 Component: (i) the Company, (ii) any present or future Parent, (iii) any present or future Subsidiary or (iv) any present or future Affiliate. Unless determined otherwise by the Committee, only Participating Companies incorporated or formed outside of the United States shall be Participating Non-423 Companies.

(r) “Plan” means this Kofax Limited 2014 Employee Stock Purchase Plan, including both the 423 Component and the Non-423 Component, as it may be amended from time to time.

(s) “Plan Account” means the account established for each Participant pursuant to Section 8(a).

(t) “Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

(u) “Stock” means a fully paid common share of US$0.01 par value each in the capital of the Company, or such other class or kind of shares or other securities resulting from the application of Section 14(b).

(v) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 3. ADMINISTRATION OF THE PLAN.

(a) General. The Plan shall be administered by the Committee. To the extent permitted by applicable law, the Committee may delegate some or all of its authority with respect to the Plan to any executive officer of the Company or any other person or persons designated by the Committee, in each case, acting individually or as a committee.

(b) Committee Authorities. The Committee shall have the exclusive power and authority to administer the Plan, including without limitation the right and power to interpret the provisions of the Plan and make all determinations deemed necessary or advisable for the administration of the Plan (including without limitation a determination as to whether a Change in Control has occurred, whether to designate the Company, a Parent or Subsidiary as a Participating 423 Company or as a Participating Non-423 Company, whether to designate an Affiliate as a Participating Non-423 Company, whether to exclude the Company, a Parent, Subsidiary or Affiliate from participation in the Plan or any offering under the Plan, and whether to establish separate offerings if the Company makes separate offerings). All such actions, interpretations and determinations which are done or made by the Committee shall be final, conclusive and binding on the Company, the Participating Companies, the Participants and all other parties and shall not subject the Committee (or its members) to any liability.

SECTION 4. ENROLLMENT AND PARTICIPATION.

(a) Offering Periods. While the Plan is in effect, two Offering Periods shall commence in each calendar year (with one or more separate offerings to be made in respect of each such Offering Period, as determined by the Committee). The Offering Periods shall be the period commencing on February 1 and ending on July 31 and commencing on August 1 and ending on January 31.

(b) Enrollment. Any individual who, on the day preceding the first day of an Offering Period, qualifies as an Eligible Employee may elect to become a Participant in the Plan for such Offering Period by executing the enrollment form prescribed for this purpose by the Committee. The enrollment form shall be filed with the Company or its designee in accordance with procedures established by the Committee.

(c) Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she ceases to be an Eligible Employee, withdraws from the Plan under Section 6(a) or reaches the end of the Offering Period in which his or her employee contributions were discontinued under Section 5(d) or 9(b). A Participant who discontinued employee contributions under Section 5(d) or withdrew from the Plan under Section 6(a) may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above. A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Offering Period in which such Participant’s participation would not be limited by Section 9(b), if he or she then is an Eligible Employee.

SECTION 5. EMPLOYEE CONTRIBUTIONS.

(a) Frequency of Employee Contributions. A Participant may purchase shares of Stock under the Plan by means of payroll deductions (unless payroll deductions are not permitted under applicable laws or regulations or unless the Company determines that another means of making employee contributions is necessary or appropriate for legal or administrative reasons). Any method of contribution to make purchases under the Plan that is offered to an Eligible Employee in an offering under the 423 Component shall be made available to all other Eligible Employees covered by such offering under the 423 Component. Payroll deductions, as designated by the Participant pursuant to Subsection (b) below, shall occur on each payday during participation in the Plan.

(b) Amount of Employee Contributions. An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation for the Offering Period that he or she elects to contribute for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, on an after-tax basis, but not less than 1% nor more than 15%.

(c) Changing Rate of Employee Contributions. If a Participant wishes to change the rate of contributions, he or she may do so by filing a new enrollment form with the Company or its designee. The new contribution rate shall be effective as soon as reasonably practicable after such form has been received by the Company or its designee (which may not be until the following payroll period or later). The new contribution rate shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than 15%.

(d) Discontinuing Employee Contributions. If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing a new enrollment form with the Company or its designee. Any contributions made from payroll or otherwise shall cease as soon as reasonably practicable after such form has been received by the Company or its designee (which may not be until the following payroll period or later). A Participant who has discontinued employee contributions may resume such contributions by filing a new enrollment form with the Company or its designee. Any contributions shall resume as soon as reasonably practicable after such form has been received by the Company or its designee (which may not be until the following payroll period or later).

SECTION 6. WITHDRAWAL FROM THE PLAN.

(a) Withdrawal. A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company or its designee at any time before the last day of an Offering Period. As soon as reasonably practicable thereafter, contributions shall cease and all employee contributions made by such Participant for such Offering Period shall be refunded to him or her in cash, without interest. No partial withdrawals shall be permitted.

(b) Re-enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b). Re-enrollment shall be effective only at the commencement of an Offering Period.

SECTION 7. CHANGE IN EMPLOYMENT STATUS.

(a) Termination of Employment. Termination of employment with a Participating Company, or otherwise ceasing to be an Eligible Employee, for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a), unless, with respect to an offering under the Non-423 Component, otherwise required by applicable laws or regulations. A transfer from one Participating Company to another shall not be treated as a termination of employment.

(b) Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by a Participating Company in writing or if such leave of absence is protected under applicable laws or regulations. Employment, however, shall be deemed to terminate 90 days after the

Participant goes on a leave, unless a contract or applicable law or regulation guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

(c) Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid to a beneficiary validly designated by him or her for this purpose on the prescribed form and in accordance with applicable laws or regulations. A beneficiary designation form shall be valid only if (i) such form has been executed in accordance with applicable laws or regulations, and (ii) it was filed with the Company or its designee in accordance with procedures established by the Committee. If there is no valid beneficiary designation or if the beneficiary predeceases the Participant, the amount credited to the Participant’s Plan Account shall be paid to the Participant’s estate or as otherwise required by applicable laws of descent and distribution.

SECTION 8. PLAN ACCOUNTS AND PURCHASE OF SHARES.

(a) Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is contributed by the Participant under the Plan, such amount shall be credited to the Participant’s Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s and any other Participating Company’s general assets and applied to general corporate purposes, unless otherwise required by applicable laws or regulations. No interest shall be credited to Plan Accounts.

(b) Purchase Price. The Purchase Price for each share of Stock purchased at the close of an Offering Period shall be the lower of:

(i) 85% of the Fair Market Value of such share on the last day of such Offering Period; or

(ii) 85% of the Fair Market Value of such share on the first day of such Offering Period.

The Committee may round the Purchase Price up (but not down) to a whole cent, and in no event shall the Purchase Price be less than the par value of the shares of Stock being purchased.

(c) Number of Shares Purchased. As of the last day of each Offering Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 2,000 shares of Stock (subject to adjustment pursuant to Section 14(b)) with respect to any Offering Period nor more than the amounts of Stock set forth in Sections 9(b) and 14(a). The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share (with the Purchase Price for such fractional share to be carried over to the next Offering Period as provided in Section 8(f)) or (ii) credited as a fractional share. To the extent permitted by law, the Committee may adjust the individual share limit set forth in this Section 8(c) from time to time without shareholder approval, provided that any such change shall not apply until the Offering Period commencing after such change is made.

(d) Available Shares Insufficient. In the event that the aggregate number of shares of Stock that all Participants elect to purchase during an Offering Period exceeds the maximum number of shares of Stock remaining available for issuance under Section 14(a), then the number of shares of Stock to which each Participant is entitled shall be determined by multiplying the number of shares of Stock available for issuance by a fraction, the numerator of which is the number of shares of Stock that such Participant has elected to purchase and the denominator of which is the number of shares of Stock that all Participants have elected to purchase.

(e) Issuance of Stock. Shares of Stock shall be issued either in book entry form or in certificates. Certificates, if any, representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her, or book entry in the Participant’s name shall be made, as soon as reasonably practicable after the close of the applicable Offering Period, except that the Committee may determine that such shares shall be held for each Participant’s benefit by a broker designated by the Committee. Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property or in such other manner of taking title as may be permitted and appropriate under applicable laws or regulations (provided that any manner of taking title that is offered to an Eligible Employee in an offering under the 423 Component shall be offered to all other Eligible Employees covered by such offering under the 423 Component).

(f) Unused Cash Balances. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for a fractional share shall be carried over in the Participant’s Plan Account to the next Offering Period. Any amount remaining in the Participant’s Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 9(b) or Section 14(a) or otherwise shall be refunded to the Participant in cash, without interest, promptly after the end of the applicable Offering Period.

(g) Interest. Any other provision of the Plan notwithstanding, solely if required to do so by applicable laws or regulations, the Company shall pay interest on all amounts held in a Participant’s Plan Account in connection with an offering under the Plan (provided that if interest is credited to a Participant’s Plan Account in an offering under the 423 Component, it shall be credited in the same manner and at the same rate to all other Participant’s Plan Accounts participating in such offering in the 423 Component).

SECTION 9. LIMITATIONS ON STOCK OWNERSHIP.

(a) Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary. For purposes of this Subsection (a), the following rules shall apply:

(i) Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

(ii) Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan or arrangement; and

(iii) Each Participant shall be deemed to have the right to purchase 2,000 shares of Stock (subject to adjustment pursuant to Section 8(c) and 14(b)) under this Plan with respect to each Offering Period.

(b) Dollar Limit. Any other provision of the Plan notwithstanding, consistent with Treasury Regulation 1.423-2(i), no Participant shall purchase Stock under this Plan and all other employee stock purchase plans of the Company or any Parent or Subsidiary at a rate that exceeds $25,000 in fair market value of the Stock (determined at the time the option is granted) for each calendar year in which any option granted to the Participant is outstanding at any time provided that he or she is then an Eligible Employee.

For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall resume at the beginning of the earliest Offering Period in which this Section 9(b) would not prohibit such participation.

SECTION 10. RIGHTS NOT TRANSFERABLE.

The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11. NO RIGHTS AS AN EMPLOYEE.

Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause, to the fullest extent permitted by applicable laws or regulations.

SECTION 12. NO RIGHTS AS A STOCKHOLDER.

A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Offering Period and issued to the Participant.

SECTION 13. SECURITIES LAW REQUIREMENTS.

Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the U.S. Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, any applicable non-U.S. securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14. STOCK OFFERED UNDER THE PLAN.

(a) Authorized Shares. The aggregate number of shares of Stock available for purchase under the Plan (including all sub-plans) as of the Effective Date shall be 1,500,000 shares of Stock, subject to adjustment pursuant to this Section 14. Commencing on February 1st of each year during the term of the Plan (starting with February 1, 2016), the number of shares of Stock available for issuance shall be increased by the lesser of (x) 1,000,000 shares of Stock (subject to adjustment pursuant to this Section 14) and (y) the number of shares of Stock issued under the Plan with respect to the two immediately preceding Offering Periods. Shares of Stock issued under the Plan may be shares already outstanding or newly issued or treasury shares.

(b) Antidilution Adjustments. In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock or extraordinary cash dividend or other distribution, combination of shares, merger, amalgamation, consolidation or any other change in the corporate structure of the Company, or a sale by the Company of all or part of its assets, the Committee shall make such adjustments to the aggregate number of shares of Stock offered under the Plan, the maximum annual increase number in clause (x) of Subsection (a) above, the share limitation described in Section 8(c) and the price of shares that any Participant has elected to purchase under the Plan as may be necessary to prevent the dilution or enlargement of rights.

(c) Change in Control. Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Change in Control, the Plan shall terminate and shares shall be purchased pursuant to Section 8 as if the Offering Period during which such Change in Control occurs was scheduled to end on the day immediately preceding such Change in Control, unless the Plan is expressly assumed by the surviving corporation, the buyer or an affiliate of the foregoing. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, amalgamation, consolidation or other reorganization or corporate transaction of any kind or type. In addition, in anticipation of a Change in Control, the Committee may take such actions under the Plan as it deems necessary or appropriate, including, without limitation, terminating the Plan and preventing Participants from increasing their contributions to the Plan.

SECTION 15. WITHHOLDING

To the extent any payments or distributions under this Plan are determined by the Company and/or any other Participating Company in its sole discretion to be subject to U.S. Federal, state or local taxes, or the taxes of a jurisdiction other than the United States, the Company and/or any other Participating Company is authorized (but not obligated) to withhold any required taxes. The Company and/or any other Participating Company may satisfy any withholding obligation by (i) withholding shares of Stock purchased by a Participant under the Plan; (ii) withholding from the proceeds of the sale of shares of Stock purchased by a Participant under the Plan, either through a voluntary sale or through a mandatory sale arranged by the Company; (iii) deducting cash from a Participant’s Plan Account; (iv) deducting cash from a Participant’s other cash compensation payable to him or her by the Company and/or any other Participating Company or (v) any other method deemed appropriate by the Company and/or any other Participating Company. A Participant’s election to participate in the Plan authorizes the Company and/or any other Participating Company to take any of the actions described in the preceding sentence.

SECTION 16. GOVERNING LAW

To the extent that U.S. Federal laws do not otherwise control, the validity and construction of the Plan shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

SECTION 17. NON-423 COMPONENT AND SUB-PLANS

The Board and/or the Committee may adopt procedures and sub-plans to this Plan that are necessary or appropriate to permit or facilitate participation in the Plan by Eligible Employees who are employed or located in a jurisdiction other than the United States or to generally operate the Plan in jurisdictions outside the United States (provided that such would not result in (i) the Plan failing to be eligible to qualify under Section 423 of the Code or (ii) any offering under the 423 Component not complying with Section 423 of the Code). Without limiting the generality of, but consistent with, the foregoing, the Board and/or the Committee are expressly authorized to adopt rules, procedures, and sub-plans, which, for purposes of the Non-423 Component, may be beyond the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, exclusion of employees in certain countries under the Non-423 Component (even if employed by a Subsidiary that is a Participating Non-423 Company), handling and making of employee contributions under the Plan, payment of interest on employee contributions held in Plan Accounts, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and issuances of Stock, any of which may vary as determined by the Board and/or the Committee.

SECTION 18. TAX QUALIFICATION.

(a) Section 409A of the Code. The 423 Component is intended to be exempt from the application of Section 409A of the Code under Section 1.409A-1(b)(5)(ii) of the U.S. Treasury Regulations. For Participants who are U.S. taxpayers participating in the Non-423 Component, their right to purchase Stock under the Plan is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 18(b), Participants who are U.S. taxpayers participating in the Non-423 Component shall be subject to such terms and conditions as shall permit his or her participation in the Plan to satisfy the requirements of the short-term deferral exception to Section 409A of the Code, including the requirement that the shares subject to the right to purchase Stock under the Plan be delivered within the short-term deferral period. The foregoing provision notwithstanding, neither the Company nor any Participating Company shall have any liability to a Participant or any other person if the right to purchase Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee, the Board, the Company or any Participating Company in relation thereto.

(b) No Covenants Concerning Tax Treatment. Although the Company may endeavor to (i) qualify the 423 Component or Non-423 Component for special tax treatment under the laws and regulations of the United States or of a jurisdiction other than the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, any other provision of the Plan notwithstanding, including Section 18(a). The Company shall be unconstrained in its corporate activities without regard to the potentially negative tax impacts on Participants under the Plan.

SECTION 19. SEVERABILITY.

If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

SECTION 20. AMENDMENT OR DISCONTINUANCE.

The Board shall have the right to amend, suspend or terminate the Plan, and to shorten an Offering Period, at any time and without notice (and to refund Participant contributions in the event of any such shortening, suspension or termination); provided that (i) any changes to the definition of Eligible Employee provided in Section 2(i), (ii) any changes to the maximum benefit that Participants may receive under the Plan (which is the dollar limit specified in Section 9(b) and not the limit on the number of shares specified in Section 8(c)), (iii) any change in the basis for determining, pursuant to Section 14(b), a Participant’s entitlement to adjustments to prevent the dilution or enlargement of his or her rights, and (iv) any other amendment to the Plan, shall, if required by an applicable law or regulation or the rules of any securities exchange on which the Stock is then listed or traded, be subject to approval by a vote of our shareholders prior to being adjusted to the benefit of Participants. In addition, except as provided in Section 14, any increase in the aggregate number of shares of Stock to be issued under the Plan shall be subject to approval by a vote of the shareholders of the Company. If not terminated earlier, the Plan shall terminate on February 1, 2024.